================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement                [ ] Confidential, for Use of the
[ ] Definitive Additional Materials               Commission Only (as permitted)
[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-11(c) or Rule 14a-12


                              QUALITY DINING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                    NBO, LLC
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        Not applicable
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies: Not applicable.
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:  Not applicable.
        ------------------------------------------------------------------------
    (5) Total Fee Paid:  Not applicable.
        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  Not applicable.
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:  Not applicable.
        ------------------------------------------------------------------------
    (3) Filing Party:  Not applicable.
        ------------------------------------------------------------------------
    (4) Date Filed:  Not applicable.
        ------------------------------------------------------------------------



#865784

                             DATED FEBRUARY 8, 2000

                             ----------------------

                               PROXY STATEMENT OF

                                    NBO, LLC

                             ----------------------

                             IN CONNECTION WITH THE

                       2000 ANNUAL MEETING OF SHAREHOLDERS

                             OF QUALITY DINING, INC.

To the Shareholders of Quality Dining, Inc.:

This Proxy Statement is being furnished to holders of common stock, without par value ("Common Stock"), of Quality Dining, Inc. (the "Company" or "Quality Dining") in connection with a solicitation by NBO, LLC ("NBO," "we" or "us") and the other participants described below under "Certain Information Concerning NBO and the Other Participants in the Solicitation." NBO, as the owner of 9.6% of the Company's outstanding Common Stock, is the Company's largest nonmanagement shareholder and the second largest shareholder overall. This Proxy Statement is for use at the 2000 Annual Meeting of Shareholders of the Company and at any adjournments thereof (the "2000 Annual Meeting"). The Company has announced that the 2000 Annual Meeting will be held on Tuesday, March 7, 2000, at 10:00 a.m., local time, at the headquarters of Quality Dining, Inc., located at 4200 Edison Lakes Parkway, Mishawaka, Indiana, and that the record date for shareholders entitled to vote at the 2000 Annual Meeting is January 19, 2000. Only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the 2000 Annual Meeting.


           We are soliciting proxies in connection with the 2000 Annual Meeting:

         o for the election of David W. Schostak and Mark S. Schostak (together, the "NBO Nominees") as Directors of the Company, and

         o in favor of a proposal recommending that the Quality Dining Board of Directors redeem the rights distributed under the Company's "Poison Pill" Rights Agreement dated as of March 27, 1997 ("Poison Pill"), terminate such Rights Agreement and not adopt any new rights agreement unless approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the "Poison Pill Termination Proposal").

The proposed election of the NBO Nominees and the Poison Pill Termination Proposal are referred to herein collectively as the "Proposals."



NY2:\854942\15\$B_#15!.DOC\72816.0003

             YOU WILL SOON RECEIVE A PROXY CARD FROM MANAGEMENT. PLEASE RETURN ONLY NBO'S GOLD PROXY CARD AND DO NOT RETURN ANY MANAGEMENT PROXY CARD UNDER ANY CIRCUMSTANCES, EVEN TO VOTE "AGAINST." IF YOU RETURN BOTH PROXY CARDS THERE IS A DANGER THAT YOUR SHARES WILL NOT BE VOTED AS YOU DESIRE, BECAUSE ONLY THE LATEST DATED PROXY CARD YOU SUBMIT COUNTS.

             IF YOUR SHARES ARE HELD BY A BROKER, BANK OR ANOTHER NOMINEE, ONLY THAT NOMINEE CAN VOTE YOUR SHARES. PLEASE CONTACT YOUR BROKER OR OTHER NOMINEE AND INSTRUCT IT TO RETURN ONLY NBO'S GOLD PROXY CARD.

We are making the Proposals to you because we believe that the Company's current business strategy is not the best course of action for you -- the owners of the Company. The continued operation of the Company's assets as a public company is not now producing, and we have no reason to believe that it is capable of producing in the foreseeable future, a satisfactory return for the Company's shareholders in comparison to either major market indicators or even the "peer group" index chosen by the Company for presentation in its proxy statement. In addition, we are dismayed at the Company's recent entry into agreements with corporate insiders that:

         o effectively reprice "underwater" options (the Company purchased options for cash from insiders - including the CEO and other senior management - with exercise prices as high as $34.50, while simultaneously granting options to insiders, including the same senior executives, with an exercise price of $3.00);

         o grant the right to substantial cash payments at the conclusion of fiscal year 2000; and

         o provide significant benefits to senior executives upon the occurrence a "change in control" of the Company (such as a sale or other disposition of the Company - which, as discussed below, we have recommended) which include the "vesting" of restricted stock and the right of certain executives to receive substantial additional cash severance payments.

           We are now suggesting to you that shareholders be given the opportunity to receive a premium for their Common Stock through a sale of the Company.

           In reviewing this Proxy Statement, please note that our evaluation of the Company and its business is subject to limitations arising from the information that we have available to us. We have not solicited any offers from any potential acquirers of the Company. We have not been given access to any non-public materials of the Company and have not conducted any appraisal of the assets of the Company in order to determine a fair price for such a sale. Although, as we describe herein, we believe the value of the Company's assets (less indebtedness) exceeds the Company's stock market valuation, we have not made or undertaken any formal analyses or reports as to whether shareholder value will be maximized as a result of a vote in favor of the Proposals or obtained reports from consultants or other outside parties as to whether the Proposals would have an effect on shareholder value. No assurance can be given


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
that the NBO Nominees would be able to implement their plan if elected to the Quality Dining Board. The NBO Nominees could, in the future, based upon their fiduciary duties and their evaluation of the Company's operations and future plans, decide to pursue another course of action.

                WE BELIEVE THAT A VOTE IN FAVOR OF THE PROPOSALS
                   IS A STEP TOWARD A SALE OF THE COMPANY THAT
                        WILL ALLOW SHAREHOLDERS TO EARN A
                           CASH PREMIUM ON THE COMMON
                           STOCK THEY CURRENTLY HOLD.

           NBO seeks a sale of the Company because we believe that the languishing market price of your Common Stock shows, convincingly, that the direction your Company has chosen in recent years has failed. The Quality Dining Board supports continued operation of the Company and its assets by the same management with, as far as we can tell, the same unsuccessful strategy. NBO believes that the best way for shareholders to receive a premium to the current market price of the Common Stock is through a sale of the Company in an auction. A shareholder vote in favor of the Proposals will enable the NBO Nominees to advocate these steps as representatives of the shareholders on the Quality Dining Board.

           We believe that the current market price of the Common Stock does not reflect the underlying value of the Company's assets. The Company's principal assets are its Burger Kings(R), Chili's(R), Gradys's(R), and Italian dining restaurants and its rental properties. In our view, the value that would be received for these assets in an auction would substantially exceed the Company's market capitalization plus the amount of its indebtedness (i.e., that the sum of the parts would have substantially greater value than the whole).

           One of the reasons for our belief is that the stock market currently values the Company on an enterprise basis at approximately $141.5 million, consisting of an equity value of $27.3 million based on the January 31, 2000 closing price of $2-3/16 per share, plus indebtedness (including capitalized leases) of approximately $114 million as of October 31, 1999 (the latest publicly available indebtedness information contained in the Company's Annual Report on Form 10-K for the fiscal year ended on such date). This represents a multiple of 5.9 times the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"), which we believe is an appropriate method for valuing restaurant operations. During fiscal 1999, the Company's general and administrative expenses were approximately $15.9 million, representing 6.9% of total revenues. Based upon our experience, general and administrative expenses for a restaurant company with approximately $231 million in sales could be substantially less. If, for example, such expenses could be reduced to 5% of total revenues, which we believe to be a reasonable level (based upon our own experience as restaurateurs in a business similar, but by no means identical, to that of the Company) that would represent a $4.4 million increase in EBITDA. Assuming the Company would still be valued at 5.9 times EBITDA, its equity value would increase by $25.9 million, or approximately $2.08 per share. We believe potential acquirors will see such potentially greater value and, accordingly, be prepared to pay more than the current market price to acquire the Company. Moreover, we believe that an acquiror might substitute other concepts for the Company's Grady's restaurants and achieve still higher returns and valuations. The foregoing represents just one method of business valuation among many that are possible. Other valuations or valuations undertaken using more information than is available to us could yield different results.

           No assurance can be given that the Company's expenses can be reduced to 5% of revenues or, consequently, that the increases in valuation projected in our analysis could be produced. In addition, we note that the Company is subject to a large amount of indebtedness. The Company's balance sheet as of October 31, 1999 indicates long-term indebtedness of approximately $114 million and a debt/equity ratio of 2.3. An acquiror of the Company would need to repay, refinance or continue to make interest and principal payments on this indebtedness (or new indebtedness). No assurance can be given that a potential acquiror would be able to do so or would wish to make an acquisition that would be subject to such debt burdens.

           We cannot, however, demonstrate this belief to be a fact - that would take an auction of the Company and/or its assets - and that is what we hope to achieve. The principals of NBO have extensive real estate experience and, through an affiliate, operate 63 Burger King(R) restaurants. Our experience and the sales data made publicly available by the Company with respect to its separate restaurant concepts lead us to believe that, if more efficiently run (for example, with savings in general and administrative expenses as described above), these restaurants should have substantial value. Because the Company does not report earnings by restaurant concept, we cannot at this time make a meaningful estimate of their separate values. Our belief that such combined value (less the Company's debt) substantially exceeds the Company's market capitalization, however, has led us to acquire 9.6% of the Company's shares, and we think such value can best be unlocked through a sale of the Company.

           In addition, we believe that, on a standalone basis, the Company's prospects are limited. For instance, we believe the Company's low stock price impairs its ability to raise capital through the sale of equity or use its equity as a currency for strategic acquisitions without unacceptable dilution of shareholders. We believe that the Company's ability to make strategic acquisitions is vital to increase efficiencies, margins and cash flows that will offset some of the limitations faced by the Company in its operations as a franchisee (including the fact that franchisors can impose limitations on expansion and marketing as well as other controls). Accordingly, we believe that an acquisition of the Company by a party with the resources to grow the business and make capital investments is needed to fully realize the value of the Company's assets.

           Our objective in sponsoring the Proposals is to influence the Company to deliver what we believe to be significant and now-unrealized value to shareholders by auctioning itself to the highest bidder through a sale, merger or other disposition, rather than remaining an independent public company. NBO (or one of its affiliates) would expect to be a bidder in any sales process. Certain conflicts of interest could arise if the NBO Nominees are elected to the Company's Board of Directors (the "Quality Dining Board"), and NBO (or one of its affiliates) bids to acquire the Company. The NBO Nominees, in their capacity as Directors, intend to act fully in accordance with their fiduciary duties and would not oppose (and would favor) an active auction process that includes appropriate procedural safeguards to ensure that NBO would not receive any preferential treatment.

           In addition, certain conflicts could arise because both the Company and an affiliate of NBO own and operate Burger King(R) restaurants in the greater Detroit, Michigan area (and the NBO Nominees would be on the boards of directors of both). Although restaurant sites are awarded by the franchisor with a view toward avoiding competition between different Burger King(R) restaurants, the Company and such NBO affiliate might be viewed as competitors for site locations, which can be important business assets. If the NBO Nominees are elected and actual or potential conflicts of interest arise, the NBO Nominees would support the adoption of screening procedures or other procedural safeguards routinely adopted by boards of directors when conflicts of interest arise.

           The NBO Nominees believe that the Company's existing operations cannot produce satisfactory results for its shareholders, and that, despite what the Company has told you recently, there are no meaningful prospects for improvement.

           Because the NBO Nominees, if elected, will not constitute a majority of the Quality Dining Board, they cannot assure you that they will succeed in causing an auction of the Company. However, if elected, they would argue to the Board that they have the shareholders' mandate to cause a Company sale. If the Board rejects a sale, at the next annual meeting of shareholders we would seek to elect additional nominees that, together with the NBO Nominees, would constitute a majority of the Quality Dining Board. Similarly, your vote in favor of the Poison Pill Termination Proposal should send a message to the Board that shareholders want impediments to a sale removed.

                         NBO RECOMMENDS THAT YOU VOTE IN
                          FAVOR OF THE NBO NOMINEES AND
                      THE POISON PILL TERMINATION PROPOSAL.

           If elected to the Quality Dining Board, the NBO Nominees will attempt, subject to their fiduciary duties to the Company, to influence the majority of the Quality Dining Board to:

         o remove unwarranted barriers to a sale of the Company, such as the Poison Pill; and

         o auction the Company to the highest bidder through a sale, merger or other disposition of the Company or its assets.

           We believe that your Board of Directors should be committed to creating the greatest possible return on your investment. It is our objective that the Quality Dining Board consider any bid made by NBO (or one of its affiliates) or any unrelated third party to acquire the Company or its assets that provides a significant premium over the current market prices of the Common Stock and accept any such bid that creates the greatest value for shareholders.

                     WHY SHOULD YOU VOTE FOR OUR PROPOSALS?
                          WE SEE NO VIABLE ALTERNATIVE.

           Messrs. David and Mark Schostak, the NBO Nominees, and NBO's other principals have many years of ownership and operating experience in the restaurant industry, including currently operating, as a franchisee, 63 Burger King restaurants. We believe that we understand the Company's business. As a result of this experience and, for the other reasons described herein, we believe that a sale of the Company to the highest bidder would afford you the only practical opportunity to obtain a significant premium over the current market price. A sale of the Company represents an attractive alternative to awaiting a reversal of the Company's long history of dismal earnings and stock market performance or, perhaps, further declines. We have no reason to believe that there is any significant likelihood of substantial market appreciation for your Common Stock in the foreseeable future. We reach this conclusion in light of management's lackluster performance to date, the absence of any announced change in strategy and what we believe to be the inability of the Company to implement new strategies in the future because of its weak balance sheet (as shown in the Company's Annual Report on Form 10-K, for the fiscal year ended October 31, 1999, its capital is comprised of nearly three-quarters debt) and feeble stock price.

           We believe that the skill with which the Company's assets are operated is reflected by the Company's performance. The Company's quarterly and annual results for fiscal 1999 show that management was unable to earn a profit, either before or after tax expense; that total revenues, operating income, income before taxes and net income all declined from 1998 results and that operating expenses increased. The Company expressed no comment on these results other than to indicate that the CEO was pleased with cash flow (which was not among the data released). We think that these results indicate the lack of skill with which the Company's assets are managed, and that the comments of the Company's chief executive suggest misplaced satisfaction and a disturbing insensitivity to the continuing losses of shareholders. We are not satisfied and we do not think that management of this Company has demonstrated anything about which to be satisfied. To the contrary, we are disturbed by the Company's performance, what we believe to be the gloomy future of our Company and the complacency and lack of vision shown by its management. We believe that this further demonstrates the need for a change in our Company's structure and operations.

                             YOUR VOTE IS IMPORTANT!
              TO VOTE FOR OUR PROPOSALS PLEASE NOTE THE FOLLOWING:

            ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE 2000
              ANNUAL MEETING. THEREFORE, PLEASE DO NOT COMPLETE OR
               RETURN ANY PROXY CARD SENT TO YOU BY THE COMPANY'S
                        MANAGEMENT OR BOARD OF DIRECTORS.

                        ONLY SUBMIT THE GOLD PROXY CARD.

           You are urged to sign and date the enclosed GOLD PROXY CARD and return it in the enclosed envelope whether or not you attend the meeting.

           You can revoke your proxy (whether such proxy was solicited by NBO or the Company) at any time prior to its use at the 2000 Annual Meeting by submitting to NBO or the Company a written revocation or duly executed proxy bearing a later date. In addition, if you attend the 2000 Annual Meeting in person, you can vote by ballot, thereby canceling any proxy previously given. Proxies may be delivered to NBO, by hand or by mail, at:

                                    NBO, LLC
                             c/o MacKenzie Partners
                             156 Fifth Avenue, PH 3
                            New York, New York 10010

           THIS SOLICITATION IS BEING MADE BY NBO IN OPPOSITION TO THE INCUMBENT QUALITY DINING BOARD AND MANAGEMENT OF THE COMPANY.

           This Proxy Statement is first being sent or given to one or more shareholders on or about February 9, 2000. The Company reported in its annual report on Form 10-K for the fiscal year ended October 31, 1999, that there were 12,474,009 shares of Common Stock outstanding on January 14, 2000. Unless otherwise indicated, any reference in this Proxy Statement to the percentage of outstanding shares of Common Stock owned by any person, and all such references with respect to shares of Common Stock owned by NBO and its members, were computed based upon this number of outstanding shares. Each share of Common Stock is entitled to one vote.

           NBO's Proxy Statement and a form of proxy will be delivered to holders of at least the percentage of the Company's Common Stock required under applicable law to carry the Proposals. See "Vote Required."

           The Quality Dining Board currently consists of seven Directors. At the 2000 Annual Meeting, two Directors will be elected for three-year terms or until the election and qualification of each of their successors. A vacancy was created in 1999 when William R. Schonsheck, then chief operating officer of the Company's Burger King division, chose not to stand for reelection at the 1999 Annual Meeting. We had previously indicated our intent to nominate, and seek your vote in favor of, a third director to fill this vacancy at the 2000 Annual Meeting, as the By-laws then permitted. HOWEVER, YOUR BOARD OF DIRECTORS DETERMINED THAT YOU SHOULD NOT HAVE A VOICE IN FILLING THIS VACANCY. ON JANUARY

24, JUST WEEKS BEFORE YOU WOULD HAVE HAD THE OPPORTUNITY TO VOTE ON IT, THE QUALITY DINING BOARD FILLED THIS VACANCY, WITHOUT SUBJECTING ITS NOMINATION TO YOUR VOTE, BY APPOINTING BRUCE JACOBSON AS A DIRECTOR WITH A TERM EXPIRING IN 2002. ON THAT DATE, THE BOARD ALSO AMENDED THE COMPANY'S BY-LAWS TO ELIMINATE THE PROVISION PURSUANT TO WHICH WE URGED THAT YOU - THE SHAREHOLDERS - FILL THIS VACANCY. Although pursuant to the now-previous By-law, you shared this right with the Board, in its proxy statement for the 1999 Annual Meeting, the Board indicated that it then had no intention of using its power to elect additional directors. After we urged that you exercise your rights as shareholders, however, the Board's intentions evidently changed.

           Like Mr. Schonsheck in 1999, Arthur Decio, an outside director of the Company since 1994, whose term expires at the 2000 Annual Meeting, has elected not to stand for reelection. The Quality Dining Board has announced that it will nominate Daniel Fitzpatrick, the Company's chief executive officer and a current Director whose term expires at the 2000 Annual Meeting and Philip J. Faccenda, who is not an officer or director of the Company, for election as Directors. Because Mr. Faccenda has served on the board of 1st Source Corporation for seventeen years, as has Daniel Fitzpatrick for five years and Christopher J. Murphy III, another Quality Dining director and the CEO of 1st Source, since 1972, NBO believes that his views will not be substantially different from those already represented on the Quality Dining Board.

           WE ARE SOLICITING PROXIES PURSUANT TO THIS PROXY STATEMENT TO ELECT TO THE QUALITY DINING BOARD: (I) DAVID W. SCHOSTAK AND (II) MARK S. SCHOSTAK TO SERVE THREE-YEAR TERMS, REPLACING ARTHUR J. DECIO AND DANIEL B. FITZPATRICK.

           As indicated under "Background and Reasons for the Solicitation" below, the Company's incumbent Directors have rejected our proposals to consider a sale of the Company.

           We have not solicited any offers from any potential acquirers of the Company. We have not been given access to any non-public materials of the Company and have not conducted any appraisal of the assets of the Company in order to determine a fair price for such a sale. Although, as indicated above, we believe the value of the Company's assets (less indebtedness) exceeds the Company's stock market valuation, we have not made or undertaken any formal analyses or reports as to whether shareholder value will be maximized as a result of a vote in favor of the Proposals or obtained reports from consultants or other outside parties as to whether the Proposals would have an effect on shareholder value. No assurance can be given that the NBO Nominees would be able to implement their plan if elected to the Quality Dining Board. The NBO Nominees could, in the future, based upon their fiduciary duties and their evaluation of the Company's operations and future plans, decide to pursue another course of action. IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING YOUR PROXY OR REQUIRE ASSISTANCE, PLEASE CONTACT:

                               MACKENZIE PARTNERS
                             156 FIFTH AVENUE, PH 3
                            NEW YORK, NEW YORK 10010
                              CALL: (800) 322-2885
                                OR (212) 929-5500


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                                    IMPORTANT

 At the 2000 Annual Meeting, NBO seeks to elect two nominees as Directors of the Company.

A VOTE FOR OUR NOMINEES WILL PROVIDE YOU -- THE OWNERS OF THE COMPANY -- WITH AT LEAST TWO REPRESENTATIVES ON THE QUALITY DINING BOARD WHO ARE COMMITTED TO INCREASING SHAREHOLDER VALUE THROUGH A SALE, MERGER OR OTHER DISPOSITION OF THE COMPANY OR ITS ASSETS TO THE HIGHEST BIDDER PURSUANT TO AN AUCTION.

--------------------------------------------------------------------------------

                        OUR REASONS FOR THE SOLICITATION

ECONOMIC VALUE NOT REFLECTED IN MARKET PRICE.

           Quality Dining concluded its initial public offering on March 8, 1994. Trading in the Common Stock closed on that date at a price of $12.25 per share and the Company completed subsequent offerings at $18 and $25 per share. The price of the Common Stock closed at an all-time high of $38.75 per share on May 23, 1996. The Company's market capitalization has lost more than 92% of its 1996 high, plunging from approximately $343 million on May 23, 1996, to approximately $27 million on January 26, 2000. In light of our belief that the value of the Company's assets (less indebtedness) exceeds the Company's stock market valuation and what we believe to be the remote likelihood of significant appreciation of the Common Stock in the public market, we believe that a sale of the Company would be the best way for shareholders to realize the maximum value on their investments. We believe that a sale of the Company to the highest bidder would afford you the most attractive opportunity to obtain a significant premium to the current market prices for your Common Stock.

DISMAL STOCK PRICE.

           We believe that this Company's stock price has spiraled downward for far too long. We believe a random choice of investments would have done better, while simple index fund investments have significantly outperformed the "managed" capital of this Company. BASED ON THE COMPANY'S OWN CALCULATION OF CUMULATIVE TOTAL SHAREHOLDER RETURN PRESENTED IN THE COMPANY'S 2000 PROXY STATEMENT, $100 HYPOTHETICAL INVESTMENTS MADE ON OCTOBER 28, 1994 IN THE NASDAQ MARKET INDEX AND IN AN INDEX OF "EATING AND DRINKING PLACES" CHOSEN BY THE COMPANY WOULD HAVE GROWN TO $340.72 AND $190.25, RESPECTIVELY, BY OCTOBER 29, 1999. IN CONTRAST, A $100 INVESTMENT IN THE COMPANY MADE ON THE SAME DATE WOULD HAVE DECLINED, AND WOULD BE WORTH ONLY $20.00 BY OCTOBER 29, 1999, AS REPORTED BY THE COMPANY. THIS HYPOTHETICAL INVESTMENT IN THE COMPANY WOULD HAVE DECLINED FURTHER, TO $16.43, BY JANUARY 26, 2000. This reflects a destruction of market value, from the close on October 28, 1994 (assuming shares outstanding as reported by the Company as of the date nearest each valuation), of more than $58 million by January 26, 2000. This disturbing loss in shareholder value alone represents 215 percent of the Company's present market capitalization. Perhaps most disturbing is that this performance occurred during a period when the values represented by the S&P 500 INDEX, DOW JONES INDUSTRIAL AVERAGE AND NASDAQ COMPOSITE INDEX ROSE TO 296%, 281% AND 524% of their respective levels on October 28, 1994.

THE SOLUTION IS TO EXIT THE PUBLIC MARKETS.

           We believe that the recent phenomenon of formerly public restaurant businesses having left the public markets supports our view that the potential for future market appreciation of the Common Stock is limited. In the last three years, at least 16 public restaurant companies have left the public markets by being acquired. In our view Quality Dining should do likewise.

                YOU HAVE A VOTE IN THE FUTURE OF YOUR INVESTMENT.
                      VOTE FOR THE NBO NOMINEES AND FOR THE
                        POISON PILL TERMINATION PROPOSAL.

           As described below in "Background of this Solicitation," the Quality Dining Board and management have repeatedly rejected our suggestions for increasing shareholder value and dismissed our offers and requests to meet with the Quality Dining Board and provide the benefit of our extensive experience to the Quality Dining Board.

           By running our own slate of nominees, we believe we are giving you, the Company's shareholders, a choice. If you are satisfied with the performance of your Company and its stock price, no doubt you will reelect the Board's nominees. But, if you - like us - are not satisfied and believe that the Company's shareholders would benefit from diligent efforts to sell the Company at a premium to its current market value through an auction process, and by adding two Directors unaffiliated with the Company's management, we urge you to support the NBO Nominees.

                         BACKGROUND OF THIS SOLICITATION

           NBO, whose members have many years of experience in the real estate and restaurant businesses, acquired the Company's shares with the belief that such shares were undervalued and represented a favorable investment opportunity. While we continue to believe that the shares are undervalued, we do not believe that operating the Company as a public company in the current market climate -- or with the current management team -- can recognize this value.

MARCH 22 MEETING WITH MANAGEMENT.

           On March 22, 1999, David W. Schostak and Mark S. Schostak met with Daniel B. Fitzpatrick, Chairman, President and Chief Executive Officer of the Company, and John C. Firth, Executive Vice President, General Counsel and Secretary of the Company, to discuss the Company's businesses and operations (the "March 22 Meeting"). Messrs. David and Mark Schostak left that meeting concerned as to whether the Company was taking all steps possible to increase shareholder value. On March 26, 1999, we filed a Schedule 13D with respect to our shares of Common Stock and voiced our displeasure with the results of our meeting with Mr. Fitzpatrick and Mr. Firth as well as the poor financial performance of the Company.

COMPANY REWARDS INSIDERS WITH VALUABLE BENEFITS.

           Instead of engaging our assistance and tapping our substantial experience in the restaurant industry as a resource to aid in enhancement of shareholder value, we believe that management focused on protecting their own positions, making a sale of the Company less appealing to possible suitors by making it more expensive and directing value to management. For example, on June 1, 1999, the Company, without prior notice to shareholders:

         o entered into Noncompete Agreements with four members of management that provide for substantial lump sum payments to those individuals in the event of a change in control of the Company;

         o repurchased stock options that were "underwater" (i.e., with exercise prices in excess of the current market prices of the Company's shares) from eight officers of the Company and granted them new stock options at much, much lower exercise prices; and

         o granted 150,405 restricted shares that all vest immediately upon a change in control, to certain executive officers of the Company.

           In addition, on August 24, 1999 the Company entered into an employment agreement with John Firth, its Executive Vice President and General Counsel. This agreement provides, among other things, that if Mr. Firth, at his election, terminates his employment at any time within one year of a change in control, he is entitled to a lump sum payment equal to: twice the sum of (a) his then current base salary and (b) the maximum bonus he was then eligible to receive. At his base salary in effect on the date of this agreement, Mr. Firth would be entitled to receive a lump sum of $720,000 if he made such an election after a change of control.

           On December 15, 1999, the Company granted 102,360 restricted shares in addition to those granted in June 1999. These restricted shares vest (i) in their entirety upon a change in control of the Company and, (ii) in part upon the market value of the Common Stock achieving certain target levels. These target levels were reduced by as much as 25% from the targets applying to the June restricted shares.

WERE RECENT INSIDER DEALS IN THE SHAREHOLDERS' BEST INTERESTS?

           Two of the Noncompete Agreements were entered into by the Company with James K. Fitzpatrick and Gerald O. Fitzpatrick, the CEO's brothers. Based upon their 1999 compensation, upon a change in control, James and Gerald Fitzpatrick would, together, be entitled to a payment of no less than $875,625. In order to fully understand this in perspective, consider that such payments to these two individuals and the severance payment to John Firth described above would, in the aggregate, constitute approximately 6% of the Company's entire market capitalization on January 26, 2000 and would exceed the Company's net income for fiscal 1998 or 1999. In addition, all restricted shares and stock options held by either of these executives would immediately vest upon a change in control, increasing the number of shares that a potential acquiror would be required to purchase in order to acquire the Company (and the cost of doing so), while further enriching these individuals at the expense of the shareholders -- you.

           Did the Company's shareholders realize any value from these new agreements? We are of the firm belief that you did not. The only arguable value we could see would be (i) if such change of control arrangements were necessary to retain these employees and (ii) if it were valuable to retain them. While we cannot demonstrate whether or not such arrangements were necessary to retain these employees, we have our doubts. In any event, in view of the Company's performance under their leadership, we do not believe their retention provides any significant value to us as shareholders of the Company.

REPEATED REQUESTS TO MEET WITH QUALITY DINING BOARD REJECTED.

           Subsequent to the March 22 Meeting, we made several requests in discussions with executives of the Company seeking a meeting with the Quality Dining Board to discuss the future of our Company and possible strategic alternatives. We made one such request during a meeting with the CEO in August 1999, asking that the Company consider engineering a strategic transaction with NBO or an affiliated party. Notwithstanding the Company's continued poor performance and our status as its largest independent shareholder, each and every such request was either ignored or promptly rebuffed.

         In response to the Quality Dining Board's continuing refusal to meet with us, the Company's largest independent shareholder, on October 1, 1999 we sent the following letter:

                                    NBO, LLC
                           25800 Northwestern Highway
                                    Suite 750
                           Southfield, Michigan 48075
                                 (248) 357-6126
                              (248) 357-6116 (Fax)


                                 October 1, 1999


Board of Directors
Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana  46545

Dear Directors:

           As you know, NBO, LLC is the holder of 1,200,000 shares, or approximately 9.5%, of Quality Dining's common stock, making us the Company's largest outside shareholder. The principals of NBO are members of the Schostak family who also own a full service real estate development and management company that currently owns and manages more than 7.5 million square feet of retail, commercial and industrial properties in the Midwest, and an entity that owns and operates a Burger King franchise presently consisting of 63 restaurants in the State of Michigan.

           Since March of this year, our representatives have had several discussions with Dan Fitzpatrick, the Company's Chairman, President and Chief Executive Officer, to express their disappointment with Quality Dining's financial performance and stock price and to discuss possible strategic alternatives that we believe would enable Quality Dining to enhance shareholder value. Based upon these discussions and our review of the Company's operating results, it is clear to us that the existing restaurant operations cannot produce a satisfactory result to the shareholders - and there are no meaningful prospects for improvement. It is apparent that the public market has recognized these same realities by according the Company a very dismal stock price. We strongly believe that if a public company cannot enhance shareholder value as an ongoing concern, its Board of Directors is obligated to pursue appropriate "exit strategy" alternatives.

           We are prepared to discuss with you just such a strategic alternative to enhance shareholder value - the acquisition of the Company by NBO or its affiliates. We believe that we could conclude an acquisition of the entire Company at a price per share substantially in excess of current trading prices.

           We are hereby formally requesting that you meet with us with a view toward exploring this alternative for the benefit of all shareholders.

           Although we do not regard our interest in Quality Dining as anything other than "friendly", in view of the importance of these strategic issues, we reserve our right to make an acquisition proposal directly to Quality Dining's shareholders, initiate shareholder proposals in favor of a sale or other disposition of the Company or its assets and/or nominate a slate of directors who would pursue such alternatives.

           We hope that you will grant us a meeting and give due consideration to any proposals we might advance. It bears reiteration that we wish to work with you in developing a plan that will benefit all shareholders and that such a result can best be achieved through mutual cooperation and the exchange of ideas. We look forward to hearing from you at your earliest convenience.

                                                  Very truly yours,

                                                  /s/ David W. Schostak

                                                  David W. Schostak


CC:        Christopher J. Murphy III
           Daniel B. Fitzpatrick
           Ezra H. Friedlander
           Arthur J. Decio
           James K. Fitzpatrick
           Steven M. Lewis

THE COMPANY RESPONDS.

           The Quality Dining Board tersely rejected our request for such a meeting. In a letter, dated October 13, 1999, from John C. Firth, the Company's Executive Vice President and General Counsel, to David W. Schostak, the Company stated that a meeting would not be productive in that the "Board believes that our existing strategic plan . . . represents the best opportunity to maximize long-term shareholder value." We disagree. In light of the Company's financial and stock price performance, we believe the Quality Dining Board failed to adequately and appropriately address our overtures. We believe that the Quality Dining Board should aggressively consider any and all strategic alternatives to benefit all of the shareholders.

SHAREHOLDER VOTING RIGHTS NARROWED BY THE BOARD.

           On October 20, 1999, three weeks after we proposed that the Quality Dining Board consider an acquisition of the Company by NBO - and reserved our right to make a related shareholder proposal - the Board amended its By-laws. As amended, the By-laws require delivery to the Company of advance written notice of any shareholder proposal (including proposals for the election of Directors), no later than 70 days before the anniversary of the previous year's annual meeting or such business may not be brought before any annual meeting of shareholders. The Board has the ability to waive compliance with this By-law.

           Also on October 20, 1999, the Board amended the By-laws to increase, from 25% to 80%, the number of shares required to call a special meeting of shareholders (at which shareholders can act to exercise their voting rights). According to the Company's Preliminary Proxy Statement filed on January 24, 2000, Daniel, James and Gerald Fitzpatrick together beneficially own just over 20% of the Company's outstanding Common Stock - just enough to veto any such special meeting. To the knowledge of NBO, the Company first publicly disclosed these By-law amendments on January 24, 2000 (45 days before the anniversary of the previous year's annual meeting).

QUALITY DINING SHOULD BE SOLD.

           As a result of the Company's repeated rejections of NBO's requests for meetings to discuss an acquisition proposal, the Quality Dining Board's authorization of Noncompete/Employment Agreements providing for change of control payments and grants of restricted shares and stock options with accelerated vesting on a change in control, and the failure of the Company's management to implement any steps that have resulted, or that NBO believes are reasonably likely to result, in a significant enhancement to the Company's share price, we have determined to seek your votes in support of the Proposals. Each NBO Nominee is committed to maximizing shareholder value by seeking, subject to his fiduciary duties, to promptly effect a negotiated sale, merger or other disposition of the Company (or all or substantially all of its assets) to the highest bidder. Each presently intends to urge the Company's other Directors to do so, to redeem the Poison Pill and to remove any other barriers to the consummation of such a transaction. The NBO Nominees, if elected, intend to establish an orderly bidding process and diligently pursue the sale, merger or other disposition of the Company in a process that allows all viable bidders full and fair access to information and the opportunity to bid, and would not seek to provide NBO or its affiliates with preferential treatment.

                       INFORMATION REGARDING THE PROPOSALS

PROPOSAL 1:  ELECTION OF DIRECTORS

           We are soliciting your proxy for the election of the NBO Nominees as Directors of the Company after we nominate them at the 2000 Annual Meeting to serve until their successors are duly elected and qualified.

           In accordance with the Company's Articles of Incorporation and By-laws and the Indiana Business Corporation Law, the Company's Board of Directors is to consist of seven Directors, or as may be otherwise determined by a By-Law adopted by a majority of the Quality Dining Board as provided in the Company's Articles of Incorporation. The Directors are to be divided into three classes as nearly equal in number as possible. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three-year term. Based on information contained in reports publicly filed by the Company with the Securities and Exchange Commission, seven Directors currently serve on the Quality Dining Board. Two of these Directors have terms that expire in 2000 and, according to the Company's proxy statement for the 2000

Annual Meeting, two Directors are to be elected at the 2000 Annual Meeting. David W. Schostak and Mark S. Schostak, if elected, would serve for terms expiring at the Company's annual meeting of shareholders in 2003. If any additional Directorships are to be voted upon at the 2000 Annual Meeting, we reserve the right to nominate additional persons to fill such positions. NBO does not expect that the NBO Nominees will be unable to stand for election but, in the event that either NBO Nominee is unable to do so, shares represented by GOLD PROXY CARDS will be voted for the other NBO Nominee. In addition, NBO reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its By-laws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the NBO Nominees.

           If the NBO Nominees are elected and take office as Directors, they intend to discharge their duties as Directors of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

NBO NOMINEES.

           Both of the NBO Nominees have consented to be named in NBO's Proxy statement and serve as a Director if elected. There are no arrangements or understandings between either such nominee and any other person pursuant to which he was selected as a NBO Nominee. The information below concerning age, principal occupation, directorships and beneficial ownership of Common Stock has been furnished by the respective NBO Nominees.

                                            PRESENT PRINCIPAL OCCUPATION AND PRINCIPAL        NUMBER OF SHARES OF      PERCENT OF
NAME, BUSINESS                              OCCUPATIONS DURING LAST FIVE (5) YEARS;               COMMON STOCK           COMMON
ADDRESS AND AGE                                           DIRECTORSHIPS                               OWNED               STOCK
---------------------------------           ----------------------------------------------    -------------------      -----------
David W. Schostak                           Co-President, Secretary and Director of                1,200,000(1)            9.6%
c/o Schostak Brothers & Company             Schostak Brothers & Company, Inc. (a full
25800 Northwestern Highway                  service real estate development and
Suite 750                                   management company) for more than the past
Southfield, Michigan 48075                  five years; Member of NBO (a company formed
Age 42.                                     to invest in securities of the Company) since
                                            its formation in December 1998; Vice
                                            President, Secretary and Director of King
                                            Venture, Inc. (a franchisee, owner and
                                            operator of Burger King restaurants) for more
                                            than the past five years.

Mark S. Schostak                            President and Chief Executive Officer of King          1,200,000(1)            9.6%
c/o Schostak Brothers & Company             Venture, Inc. for more than the past five
25800 Northwestern Highway                  years; Member of NBO since its formation in
Suite 750                                   December 1998; Senior Vice President and
Southfield, Michigan 48075                  Director of Schostak Brothers & Company, Inc.
Age 38.                                     for more than the past five years.

------------------
         (1) Includes 1,200,000 shares of Common Stock beneficially owned by NBO (as described in "Certain Information Concerning NBO and the Other Participants in the Solicitation" below), representing approximately 9.6% of the outstanding shares of Common Stock.

           All transactions in securities of the Company engaged in by any proposed NBO Nominee herein during the past two years are summarized in Appendix A, which is incorporated herein by reference.

PROPOSAL 2:  POISON PILL TERMINATION PROPOSAL

           NBO proposes, for the reasons stated herein, the adoption by the shareholders of the following resolution:

                     RESOLVED, that it is hereby recommended that the Board of Directors redeem the rights distributed under the Rights Agreement dated as of March 27, 1997, terminate such Rights Agreement, and that any new Rights Agreement shall not be adopted unless approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company.

           The Rights Agreement would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board or deemed "qualified" under that agreement. Although often described as protecting shareholders from coercive or unfair acquisition offers, it has also been argued that poison pill plans have the capacity to deter all acquisition offers that have not been approved by the board, not just coercive offers. NBO believes that these devices, often called "poison pills," serve to insulate management from direct shareholder accountability by making an acquisition or other control transaction unlikely. Our Poison Pill Termination Proposal merely asks that when the Company seeks to "protect" its shareholders through such a "rights plan" that it first asks its shareholders' opinion.

CERTAIN ADVANTAGES AND DISADVANTAGES OF THE POISON PILL TERMINATION PROPOSAL.

           Non-binding. The Poison Pill Termination Proposal is non-binding on the Quality Dining Board; even if it is adopted by the shareholders, the Quality Dining Board would have no obligation to take any action. Further, even if the Quality Dining Board were to follow all of the recommendations contained in the Poison Pill Termination Proposal by terminating the Rights Agreement and not adopting a new rights agreement without shareholder approval, the Quality Dining Board could subsequently seek shareholder approval for a new rights agreement when faced with an uninvited offer to acquire the Company (or even in the absence of such an offer) by calling a special meeting of shareholders for this purpose. The Company would simply incur the modest expenses of calling such a meeting and soliciting shareholder votes.

           Shareholders Oppose Poison Pills. The Company adopted the "Poison Pill" on March 27, 1997 (one day after the 1997 annual meeting of shareholders) without approval of the shareholders. As described below, in recent years, shareholders of other public companies have demonstrated a growing consensus, through the shareholder proposal process, opposed to adoption of rights plans by management. According to a 1999 report by the Investor Responsibility Research Center, a provider of corporate research ("IRRC"), voting in favor of shareholder resolutions to redeem or require a shareholder vote on poison pill rights plans has steadily increased from less than 30% in 1987 to 57.4% in 1998. Georgeson Shareholder Communications, Inc. ("Georgeson"), in a 1999 report, reports 1999 voting (at an interim point in the year) was 59% in favor of such proposals. Certain data suggests a possible decline in the number of such resolutions actually coming to a vote.

           The 1999 IRRC report indicates that shareholder proponents submitted 26 anti-pill proposals in 1998, resulting in then-record support by an average of 57.4 percent of shares voted. This report indicated that, as of early 1999, 35 anti-pill proposals had been submitted for 1999. Georgeson's 1999 report indicates that among the 17 poison pill recission votes that it monitored in 1999, results were available in 16, and 13 were approved by shareholders. On average, 59 percent of votes cast were in favor of the proposals to rescind the pills. Georgeson is a proxy solicitor and monitored proposals sponsored by institutions and shareholder groups such as labor unions. According to a 1998 report of the IRRC, in 1997, proposals to redeem or permit shareholder voting on poison pills were passed at 13 companies of 23 that were put to a vote, including Bausch & Lomb, CSX, Columbia/HCA Healthcare, Consolidated Natural Gas, Digital Equipment, Fleming, Fluor, Lukens, Mallinckrodt, PLM International, SuperValu, Talley Industries and Wellman. According to the 1999 IRRC report, in 1998, proposals to redeem or permit shareholder voting on poison pills were passed at nine companies, including Avondale Industries, CSX, Consolidated Natural Gas, GRC International, Venator Group, Inc., Jostens and Quaker Oats. Shareholders have opposed poison pills on the grounds that poison pills force potential investors to negotiate potential acquisitions with management, instead of making their offer directly to the shareholders. Shareholder proponents further assert that poison pills can pose such an obstacle to a takeover that management becomes entrenched. NBO believes that such entrenchment and the consequential lack of management accountability to shareholders adversely affects shareholder value.

           NBO Believes Poison Pills Insulate Management from Desirable Acquisition Offers that Would be in the Shareholders' Best Interests. NBO believes that it is essential to prevent management entrenchment and that the Company's shareholders should be given an opportunity to determine whether or not a poison pill encourages entrenchment and, at the current time is an appropriate mechanism for defending the Company against acquisition bids.

         o NBO believes that poison pills insulate management from the threat of a change in control because they interpose the target's board and provide it with veto power over takeover bids made directly to shareholders, even when the shareholders believe that such bids are in their best interests;

         o NBO believes that a management group that is responsive to its shareholders and, accordingly, seeks to foster corporate growth and shareholder value may be the most effective tool in fighting off abusive takeover bids; and

         o NBO believes that recent actions of the Quality Dining Board in granting change of control benefits to Company executives, amending the By-laws and appointing its own nominee to the Board, just weeks before the 2000 Annual Meeting, all protect management's positions at the expense of shareholder interests.

Although since the initial adoption of poison pills in the 1980's there have been several studies of poison pills, there is a lack of consensus that such "rights plans" are effective in obtaining maximum value for shareholders. We believe that the shareholders, as the owners of the Company, should have the right to consider whether a rights plan is appropriate for this Company and the adoption of the Poison Pill Termination Proposal would send a message to the Quality Dining Board that the shareholders believe that the Rights Agreement impedes the creation of shareholder value.

           Other Protections Against Unfair Offers. The Company's Articles of Incorporation (the "Articles") and the Indiana Business Corporation Law provide significant impediments to many forms of unsolicited offers for the Company. The Articles provide that: (i) Directors serve staggered terms, preventing any insurgent shareholder or group of shareholders from gaining a majority of the seats on the Quality Dining Board in a single year; (ii) certain transactions, including business combinations, are in most cases subject to approval by an Independent Majority of Shareholders (as defined in the Articles); and (iii) the Company has authorized for issuance a "blank check" preferred stock that can be used to dilute the ownership or voting power of an acquiror not approved by the Quality Dining Board. The Indiana Business Corporation Law provides: (a) significant limitations on business combinations with a beneficial owner of 10% of a corporation's stock (an "Interested Shareholder") that has not been approved by the corporation's board of directors or, in the case of a person that has been an Interested Shareholder for five years or more, by disinterested shareholders; (b) that once a potential acquirer notifies a corporation of its intention to purchase 20%, 33 1/3% or 50% of its shares, a shareholders' meeting must be held within 50 days for shareholders other than the potential acquiror to vote on whether these "control shares" may exercise voting rights; and (c) that directors may consider certain corporate constituencies other than shareholders in taking action that may relate to a change of control. The Indiana "control share" statute is so strongly worded, in fact, that its effect has been described by Richard A. Posner, a well-known United States Court of Appeals judge, as a "lethal dose" for acquisition offers made to shareholders without approval of the directors. Vast powers are granted to directors under the "control share" statute as well, including the power to bypass the effect of the statute by approving a merger or to set the date of the meeting at which shareholders could provide voting rights. In addition, under Indiana law, the fiduciary duties that the directors owe to shareholders are extremely weak. Not only may directors, in making decisions, consider the welfare of any corporate constituency that they deem pertinent, but even where the duties do exist, no director is liable for a breach of those duties except upon his or her willful misconduct or recklessness. In fact, under Indiana law, the ability of directors to consider a corporation's various constituencies, even to the exclusion of shareholders, is so broad that directors "are not required to . . . render inapplicable a shareholder rights plan [e.g., a poison pill such as that in place at Quality Dining] . . . solely because of the effect such action might have on . . . the amounts that might be paid to shareholders under . . . an acquisition." NBO believes that these limitations on director responsibility truly seem to typify "the exception that swallowed the rule." Clearly, this also makes a director nominee's personal points of view and interests of heightened importance in Indiana director elections.

           Suggested Benefits of Poison Pills. It is established under Indiana law that a board of directors may generally adopt a rights plan without shareholder approval and many other companies have, in fact, put rights plans in place without shareholder approval. Poison pills are considered extremely potent corporate takeover defense mechanisms. NBO believes that poison pills provide boards of directors vast discretion to effectively reject unsolicited offers made to shareholders and that they thereby provide an opportunity for management entrenchment. It has, however, been argued, that this discretion plays a role in providing boards of directors greater flexibility to act in the interest of their companies. This ability could, in some respects, be aligned with shareholder interests. Commentators and corporate governance experts disagree on the propriety and utility of poison pills, and it is possible that, should the Quality Dining Board follow the recommendations contained in the Poison Pill Termination Proposal, the Quality Dining Board's ability to adopt a poison pill to repel acquisition offers may be impeded due to the procedural constraints on the adoption of rights plans imposed by the Poison Pill Termination Proposal. Proponents of poison pills assert that rights plans enable the board to respond in an orderly manner to unsolicited bids by providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder, thereby giving the board flexibility to explore alternative strategies for maximizing shareholder value. Studies have been reported that support these positions, including studies, cited by IRRC, of the investment banking firm J.P. Morgan Securities, proxy solicitor Georgeson, and professors Robert Comment and G. William Schwert of the William E. Simon School of Business at the University of Rochester, each of which concluded that poison pills are associated with higher premiums to selling shareholders in takeovers. It has been argued that poison pills deter abusive takeover tactics. They also assert that rights plans provide incentives for a potential acquiror to negotiate in good faith with the board, and that such negotiations are likely to maximize value for shareholders by soliciting the highest possible price from the bidder.

           Possible Limits to Available Takeover Defenses. If the Quality Dining Board implemented the Poison Pill Termination Proposal, the Company could subsequently receive an acquisition offer while there is no rights plan in place. For example, a tender offer made to the Company's shareholders could be consummated, if enough shareholders decide to accept the offer, after as few as 20 business days. To adopt such a new rights plan that would give the Quality Dining Board power to veto such an offer under this proposal, if the Poison Pill Termination proposal were adopted in its entirety, the Quality Dining Board would be faced with the procedural necessity of calling a special meeting of shareholders to approve the rights plan. Under the Company's By-laws, the

Quality Dining Board would establish a record date of shareholders entitled to vote at such meeting, and the Company would be required to provide such shareholders with at least ten days' prior written notice of the meeting. As a result, to adopt a new poison pill, the Company could have as few as ten days to act. The presence of holders of a majority of the shares entitled to vote at the special meeting would be needed to establish a quorum, and the rights plan would be adopted if the votes cast favoring it exceed the votes cast opposing it. Of course, the Poison Pill Termination Proposal is non-binding, both now and in the future. Accordingly, even if the Quality Dining Board adopted the proposal and eliminated the Company's poison pill at this time, it would not be required to follow such proposal in the future and could therefore adopt a new poison pill without shareholder approval.

                                      * * *

NBO RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE POISON PILL TERMINATION PROPOSAL.

IF OUR NOMINEES ARE ELECTED THEY INTEND TO SUPPORT A REDEMPTION OF RIGHTS DISTRIBUTED UNDER, AND A TERMINATION OF, THE POISON PILL RIGHTS AGREEMENT, TOGETHER WITH A PROHIBITION ON THE ADOPTION OF A NEW RIGHTS AGREEMENT WITHOUT SHAREHOLDER APPROVAL.

                             NATURE OF OUR PROPOSALS

           As stated above, the Poison Pill Termination Proposal is a non-binding recommendation; even if the shareholders adopt the proposal, the Quality Dining Board would not be required to take the recommended action.

                                  VOTE REQUIRED

           The proposed election of Directors requires the affirmative vote of a plurality of the shares of Common Stock of the Company having voting power present in person or represented by proxy and entitled to vote thereon at the 2000 Annual Meeting. Each other proposal voted on at the 2000 Annual Meeting will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

                  METHOD OF COUNTING VOTES AND PROXY PROCEDURES

           Votes will be counted and certified by independent inspectors of election. Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for you to mark if you wish to vote "for" or "against" or "abstain" from voting on one or more of the proposals, or to withhold authority to vote for one or more of the nominees for Director. Indiana law and the Company's By-laws require the presence of a quorum, in person or by proxy, consisting of at least a majority of the outstanding shares of Quality Dining Common at the 2000 Annual Meeting. Votes withheld in connection with the election of one or more of the nominees for

Director will not be counted as votes cast for those individuals. Broker non-votes, which occur when brokers do not receive voting instructions from their customers on non-routine matters and, consequently, have no discretion to vote on those matters, and abstentions, are counted as shares present to establish a quorum, but are not counted as votes cast for or against any proposal.

           If no directions are given and the signed GOLD PROXY CARD is returned, the attorneys-in-fact appointed in the proxy will vote the shares of Quality Dining Common represented by any such GOLD PROXY CARD returned unsigned FOR the election of the NBO Nominees, FOR the Poison Pill Termination Proposal and FOR the appointment of PricewaterhouseCoopers LLP as the Company's auditors for fiscal 2000. NBO knows of no other business to be presented at the 2000 Annual Meeting, but if other matters do properly come before the 2000 Annual Meeting, the attorneys-in-fact appointed in the proxy will use their discretion to vote the shares of Quality Dining Common represented by GOLD PROXY CARDS in accordance with their best judgment on such matters.

                CERTAIN INFORMATION CONCERNING NBO AND THE OTHER
                        PARTICIPANTS IN THE SOLICITATION

           Information is being given herein for (i) NBO, LLC ("NBO"), (ii) David W. Schostak, a natural person and nominee for the Board of Directors of the Company, (iii) Mark S. Schostak, a natural person and nominee for the Board of Directors of the Company, (iv) Jerome L. Schostak, a natural person and (v) Robert I. Schostak, a natural person, who are each a "participant in a solicitation" (collectively, the "Participants") as defined under the proxy rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Information is also given for Schostak Brothers & Company, Inc. ("Schostak Brothers") and King Venture, Inc. ("KVI"), who are each "associates", as defined under the proxy rules, of one or more of the participants ("Associates").

           NBO is a Michigan limited liability company. NBO is principally engaged in the business of investing in securities of the Company.

           The present principal occupation of each of David W. Schostak, Jerome
L. Schostak and Robert I. Schostak (collectively, with Mark S. Schostak, the "Schostaks") is participating in the management of Schostak Brothers. The present principal occupation of Mark S. Schostak is participating in the management of KVI. In addition, each of the Schostaks is a member of NBO and an officer and a director of KVI. The business address of each of the Participants and the Associates is c/o Schostak Brothers & Company, Inc., 25800 Northwestern Highway, Suite 750, Southfield, Michigan 48075.

           David W. Schostak, Mark S. Schostak and Robert I. Schostak are brothers and each is the son of Jerome L. Schostak.

           The Participants and their Associates may be deemed to have direct beneficial ownership of the Company's Common Stock ("Shares") as follows:

            NAME                                        NUMBER OF SHARES
            ----                                        ----------------

            NBO                                            1,200,000

            David W. Schostak                                  0

            Mark S. Schostak                                   0

            Jerome L. Schostak                                 0

            Robert I. Schostak                                 0

            Schostak Brothers                                  0

            KVI                                                0


           Each of the Schostaks, as a member of NBO, may be deemed to indirectly own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which NBO may be deemed to possess direct beneficial ownership. Each of the Schostaks disclaims beneficial ownership of such Shares for all other purposes.

           None of the Associates indirectly beneficially owns any Shares.

           To the best of the knowledge of the Participants, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies, except as follows: the limited liability company agreement of NBO to which the Schostaks are the sole parties contains provisions whereby its members (i.e., each of the Schostaks) will receive annually a certain percentage of realized and unrealized profits, if any, derived from NBO's investments.

           No Participant or Associate owns any securities of the Company of record but not beneficially.

           None of the Participants or Associates has any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates may be a party.

               CERTAIN INTERESTS IN THE PROPOSALS AND WITH RESPECT
                           TO SECURITIES OF THE ISSUER

           To our knowledge, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among NBO, the other Participants or their respective associates or controlling persons or between NBO or any of the foregoing persons with respect to any securities of the Company except as follows: as described above, the limited liability company agreement of NBO contains provisions whereby its members (i.e., David W. Schostak, Mark S. Schostak, Jerome L. Schostak and Robert I. Schostak, each affiliates of NBO) will receive annually a certain percentage of realized and unrealized profits, if any, derived from NBO's investments.

           NBO, the other Participants, and each of their affiliates and associates, intend to vote any shares of Common Stock that they beneficially own in accordance with the recommendations of NBO set forth herein.

                        PRINCIPAL OWNERS OF COMMON STOCK

           The following table sets forth, as of November 25, 1999, based solely, except as otherwise indicated herein, on the information contained in the Company's preliminary Proxy Statement for the 2000 Annual Meeting, the number of outstanding shares of Common Stock beneficially owned by each person known to NBO as of such date to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, each Director, each of the executive officers named in the executive compensation table of such definitive Proxy Statement and all executive officers, the Company's director nominees and directors as a group. For purposes of the following table, Daniel
B. Fitzpatrick, John C. Firth, James K. Fitzpatrick, Gerald O. Fitzpatrick and Patrick J.
Barry are referred to as the "named executive officers."

           Except as otherwise noted in a footnote below, each Director, nominee and executive officer has sole voting and investment power with respect to the number of shares of Common Stock set forth opposite his or her name in the table. The information with respect to NBO and its affiliates has been provided by the members thereof as of February 8, 2000.

    NAME AND ADDRESS OF INDIVIDUAL OR IDENTITY OF GROUP          NUMBER OF SHARES BENEFICIALLY OWNED         PERCENT OF CLASS
    ---------------------------------------------------          -----------------------------------         ----------------
Arthur J. Decio                                                                  13,000 (1)                        *

Philip J. Faccenda                                                                5,000 (2)                        *

Daniel B. Fitzpatrick (3)                                                     2,297,209 (4) (5)                   18.2%

James K. Fitzpatrick (3)                                                        353,740 (4) (6)                    2.8%

Ezra H. Friedlander                                                             505,131 (7) (8)                    4.0%

Bruce M. Jacobson                                                                     0                            -

Steven M. Lewis                                                                  13,250 (9)(10)                    *

Christopher J. Murphy III                                                        60,700 (9) (11)                   *

Patrick J. Barry (3)                                                             24,080 (4) (12)                   *

John C. Firth (3)                                                                38,620 (4) (13)                   *

Gerald O. Fitzpatrick (3)                                                       240,443 (4) (14)                   1.9%


                                       24

Jerome L. Schostak
Robert I. Schostak
David W. Schostak
Mark S. Schostak
NBO, LLC
25800 Northwestern Highway
Southfield, MI  48075                                                         1,200,000 (15)                       9.6%

All current Directors, nominees as
Directors and executive
officers as a group (15 persons)                                              3,613,129 (4) (16)                  28.3%


------------------------

*        Less than 1%.

(1) Includes presently exercisable stock options to purchase 10,000 shares, granted under the Company's 1993 Outside Directors Stock Option Plan.


(2) Includes 5,000 shares held by Philip J. Faccenda, Inc., a holding company of which Mr. Faccenda is the majority shareholder and has investment control.

(3) The address of this shareholder is 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545.

(4) Does not include shares subject to stock options which are not exercisable within 60 days.

(5) Includes presently exercisable stock options to purchase 23,200 shares, granted by the Company.

(6) Includes presently exercisable stock options to purchase 28,600 shares, granted by the Company.

(7) Includes presently exercisable stock options to purchase 8,000 shares, granted under the Company's 1993 Outside Directors Plan.

(8) Includes 14,200 shares held in a trust of which Mr. Friedlander is the trustee with investment control and the income beneficiary and 15,000 shares owned by Mr. Friedlander's spouse.

(9) Includes presently exercisable stock options to purchase 10,000 shares, granted under the Company's 1993 Outside Directors Plan.

(10) Includes 500 shares held in a trust for the benefit of Mr. Lewis minor children.

(11) Includes 700 shares held by Mr. Murphy's minor children and 1,000 shares held by certain retirement plans in which Mr. Murphy is a participant. Also includes 42,648 shares held in a trust over which Mr. Murphy has investment control.

(12) Includes presently exercisable stock options to purchase 10,000 shares, granted by the Company.

(13) Includes presently exercisable stock options to purchase 10,000 shares, granted by the Company.

(14) Includes presently exercisable stock options to purchase 28,430 shares, granted by the Company.

(15) The individuals listed are members of NBO, LLC, a Michigan limited liability company. These individuals share voting and dispositive power with respect to all 1,200,000 shares.

(16) Includes presently exercisable stock options to purchase 168,980 shares granted by the Company.


                          PROXY SOLICITATION; EXPENSES

           Proxies may be solicited by members of NBO and partners and employees of members of NBO by mail, telephone, telecopier, the Internet and personal solicitation. Regular employees of members of NBO and their affiliates may be used to solicit proxies and, if used, will not receive additional compensation for such efforts. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material of NBO to their customers for whom they hold shares of Common Stock, and NBO will reimburse them for their reasonable out-of-pocket expenses. In addition, NBO has retained MacKenzie Partners ("MacKenzie") to assist in the solicitation of proxies for a fee of $50,000 plus out-of-pocket expenses. MacKenzie will employ approximately 25 people to solicit the Company's shareholders. In addition to the solicitation of proxies from, and delivery of information to, Quality Dining shareholders, it is contemplated that MacKenzie will provide advisory services as requested pertaining to the solicitation of proxies. NBO also contemplates indemnifying MacKenzie against certain liabilities and expenses relating to the proxy solicitation.

           The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials, and the cost of soliciting proxies for the proposals endorsed by NBO, will be borne by NBO. NBO estimates such expenses to be $200,000 (including professional fees and expenses, but excluding any costs represented by salaries and wages of regular employees of NBO and its affiliates). The total expenditures incurred to date have been approximately $50,000, to be paid by NBO. NBO does not intend to seek reimbursement from the Company for NBO's expenses.

              SHAREHOLDERS' PROPOSALS IN COMPANY'S PROXY STATEMENT

           Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of shareholders of Quality Dining must be received by Quality Dining for inclusion in the Quality Dining Proxy Statement and form of proxy for that meeting is contained in the Quality Dining Proxy Statement and is incorporated herein by reference.

           NBO assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, Quality Dining public filings.

           PLEASE INDICATE YOUR SUPPORT OF THE NBO NOMINEES BY COMPLETING, SIGNING AND DATING THE ENCLOSED GOLD PROXY CARD AND RETURN IT PROMPTLY TO NBO IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

Dated:     February 8, 2000
                                   Sincerely,

                                    Your Fellow Shareholders,

                                    NBO, LLC
                                    David W. Schostak
                                    Mark S. Schostak
                                    Jerome L. Schostak
                                    Robert I. Schostak

                                   APPENDIX A

           The following is a summary of all transactions in Company securities by the Participants over the last two years.

           DATE OF TRANSACTION          NATURE OF TRANSACTION                       NUMBER OF SHARES
           -------------------          ---------------------                       ----------------
                 08/11/98             Purchase of Shares by NBO                           50,000
                 08/13/98             Purchase of Shares by NBO                           12,000
                 08/17/98             Purchase of Shares by NBO                           15,000
                 08/18/98             Purchase of Shares by NBO                           15,000
                 08/19/98             Purchase of Shares by NBO                           15,000
                 08/20/98             Purchase of Shares by NBO                            5,000
                 08/25/98             Purchase of Shares by NBO                            5,000
                 08/27/98             Purchase of Shares by NBO                           20,000
                 08/28/98             Purchase of Shares by NBO                           15,000
                 08/31/98             Purchase of Shares by NBO                           50,000
                 09/01/98             Purchase of Shares by NBO                           10,000
                 09/03/98             Purchase of Shares by NBO                           10,000
                 09/04/98             Purchase of Shares by NBO                           50,000
                 09/08/98             Purchase of Shares by NBO                           35,000
                 09/09/98             Purchase of Shares by NBO                           60,000
                 09/10/98             Purchase of Shares by NBO                           25,000
                 09/14/98             Purchase of Shares by NBO                           30,000
                 09/15/98             Purchase of Shares by NBO                           20,000
                 09/16/98             Purchase of Shares by NBO                            5,000
                 09/17/98             Purchase of Shares by NBO                           10,000
                 09/21/98             Purchase of Shares by NBO                           35,000
                 09/23/98             Purchase of Shares by NBO                            5,000
                 09/24/98             Purchase of Shares by NBO                           20,000
                 09/25/98             Purchase of Shares by NBO                            5,000
                 09/29/98             Purchase of Shares by NBO                            5,000
                 09/30/98             Purchase of Shares by NBO                            5,000
                 10/01/98             Purchase of Shares by NBO                           18,000
                 10/02/98             Purchase of Shares by NBO                           10,000
                 10/05/98             Purchase of Shares by NBO                           10,000
                 10/06/98             Purchase of Shares by NBO                           30,000
                 12/02/98             Purchase of Shares by NBO                           25,000


                                      A-1

           DATE OF TRANSACTION          NATURE OF TRANSACTION                       NUMBER OF SHARES
           -------------------          ---------------------                       ----------------

                 12/07/98             Purchase of Shares by NBO                           20,000
                 12/08/98             Purchase of Shares by NBO                           28,000
                 12/09/98             Purchase of Shares by NBO                           27,000
                 12/10/98             Purchase of Shares by NBO                            6,000
                 12/11/98             Purchase of Shares by NBO                          201,500
                 12/14/98             Purchase of Shares by NBO                          105,000
                 12/15/98             Purchase of Shares by NBO                           65,000
                 12/16/98             Purchase of Shares by NBO                           32,000
                 12/17/98             Purchase of Shares by NBO                           35,000
                 12/18/98             Purchase of Shares by NBO                           55,500

PROXY

                              QUALITY DINING, INC.

 PROXY SOLICITED ON BEHALF OF NBO, LLC AND THE OTHER PARTICIPANTS IDENTIFIED IN
   THE PROXY STATEMENT FURNISHED HEREWITH (COLLECTIVELY, "NBO") FOR THE ANNUAL MEETING OF SHAREHOLDERS OF QUALITY DINING, INC., MARCH 7, 2000 AT 10:00 A.M.

The undersigned shareholder of Quality Dining, Inc. (the "Company") hereby appoints David W. Schostak and Mark S. Schostak and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Quality Dining, Inc. to be held at Quality Dining, Inc.'s headquarters, 4220 Edison Lakes Parkway, Mishawaka, Indiana, on Tuesday, March 7, 2000 at 10:00 a.m. Mishawaka time and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

           Receipt of the Proxy Statement furnished herewith is hereby acknowledged.

           THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. ON MATTERS FOR WHICH YOU DO NOT SPECIFY A CHOICE, YOUR SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3.


                              (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)



[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

             NBO RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.
                                    ---

1.       Election of Directors

FOR all nominees listed on the right (except    WITHHOLD AUTHORITY to vote for    NOMINEES: David W. Schostak and Mark S. Schostak.
as marked to the contrary hereon).              all nominees listed to the        (Instructions:  To withhold authority to vote for
                                                right.                            any individual nominee, write that nominee's name
                                                                                  in the space provided below.)

                  [ ]                                         [ ]
                                                                                  ------------------------------------------------


                 NBO RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3.

                                                                                       FOR             AGAINST           ABSTAIN
2.       NBO PROPOSAL TO TERMINATE THE POISON                                          [_]               [_]               [_]
         PILL RIGHTS PLAN


                                                                                       FOR             AGAINST           ABSTAIN
3.       APPROVE APPOINTMENT OF                                                        [_]               [_]               [_]
         PRICEWATERHOUSECOOPERS LLP AS AUDITORS
         FOR FISCAL 2000

4.       IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
         OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY
         ADJOURNMENT THEREOF.





P                                   Dated: _____________, 2000


R                                   -----------------------------------
                                    (Signature)

O
                                    -----------------------------------
                                    (Signature if held jointly)
X


Y Please sign exactly as your name appears hereon. When shares are held by two or more persons, all of them should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.